EMPLOYMENT AGREEMENT
James L. Rose
This Employment Agreement (this “Agreement”) is entered into effective as of January 1, 2015 (the “Effective Date”), by and between Orion Marine Group, Inc., a Delaware corporation (the “Company”), and James L. Rose (the “Key Employee”).
W I T N E S S E T H:
WHEREAS, the Company has identified you as a Key Employee who is an integral part of the Company’s operation and management;
WHEREAS, the Company recognizes your efforts as a Key Employee and desires to reward those efforts to protect and enhance the best interests of the Company;
WHEREAS, the Key Employee and the Company previously entered into that certain Employment Agreement, which such Employment Agreement, as extended and otherwise amended, terminates as of March 31, 2015 (the “Prior Agreement”); and
WHEREAS, as of the Effective Date, this Agreement supersedes and replaces the Prior Agreement in its entirety.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLEI
ARTICLEIIDEFINITIONS AND INTERPRETATIONS
1.Definitions.
(a)“Base Salary” means the Key Employee’s base salary described in Section 2.3(a), as such base salary may be increased (but not decreased) by the Company from time to time.
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” means:
(i)A material breach by Key Employee of Section 3.8 of this Agreement (regarding the noncompetition and confidentiality provisions);
(ii)The commission of a criminal act by Key Employee against the Company, including but not limited to fraud, embezzlement or theft;
(iii)The conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation of Key Employee for any felony or any crime involving moral turpitude; or
(iv)Key Employee’s failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of the Agreement which is not remedied within 30 days after Key Employee’s receipt of written notice from the Company.
(d)“Change in Control” means the occurrence of any of the following events:
(i)A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of Section 1.1(d)(ii) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this Section 1.1(d)(i), the following acquisitions will not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (B) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Committee in its sole discretion. This Section 1.1(d)(i) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction.
(ii)A “change in the effective control of the Company” which will occur on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, except for (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (z) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Committee in its sole discretion or (B) a majority of the members of the Board are replaced during any 12‑month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 1.1(d)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of Section 1.1(d)(i) above.
(iii)A “change in the ownership of a substantial portion of the Company’s assets” which will occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to the Nonqualified Deferred Compensation Rules, will not constitute a Change in Control.
For purposes of this Section 1.1(d), the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. In addition, for purposes of this Section 1.1(d) and except as otherwise provided in an Award agreement, “Company” includes (x) the Company; (y) the entity for whom the Key Employee performs services; and (z) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a “Majority Shareholder”) of the Company or the entity identified in (y) above, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Company or the entity identified in (y) above.

(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Disability” means a Key Employee’s disability within the meaning of the Company’s long-term disability plan. In the event of a dispute between the parties as to whether the Key Employee is disabled, whether Key Employee is disabled will be determined by the mutual agreement of a physician selected by the Company or its insurers (the “Company Physician”) and a physician selected by Key Employee (“Key Employee’s Physician”). In the event that the Company Physician and Key Employee’s Physician cannot agree on whether Key Employee is Disabled, such determination will be made by a third physician who is jointly selected by the Company Physician and Key Employee’s Physician.
(g)“Good Reason” means:
(i)a material breach of Section 2.3, including but not limited to reduction of any component of Key Employee’s compensation set forth in Section 2.3(a) or (b) without Key Employee’s consent; provided, however, that a reduction of Key Employee’s compensation set forth in Section 2.3(b) with respect to bonus shall mean the elimination of Key Employee’s ability to earn a bonus or a reduction in the percentage of Base Salary Key Employee is eligible to earn as a bonus,
(ii)a material reduction of Key Employee’s duties (without the Key Employee’s consent) from those in effect as of the Effective Date or as subsequently agreed to by Key Employee and the Company, or
(iii)the relocation of the Key Employee’s primary work site to a location greater than 50 miles from the Key Employee’s work site as of the Effective Date.
(h)“Nonqualified Deferred Compensation Rules” means the limitations or requirements of Section 409A of the Code and the regulations promulgated thereunder.
(i)“Protection Period” means the period beginning on the date that is three months prior to the occurrence of a Change in Control and ending 12 months following the occurrence of a Change in Control.
(j)“Restricted Period” means (i) if Key Employee is terminated for Cause or voluntarily resigns without Good Reason, the twenty-four month period immediately following Employee’s last day of employment under this Agreement; (ii) if Key Employee is terminated without Cause or voluntarily resigns with Good Reason not during the Protection Period, the twelve month period immediately following Employee’s last day of employment under this Agreement; or (iii) if Key Employee is terminated without Cause or voluntarily resigns with Good Reason during the Protection Period, the thirty-six month period immediately following Employee’s last day of employment under this Agreement.
(k)“Without Cause” means termination by the Company of Key Employee’s employment at the Company’s sole discretion for any reason, other than by reason of Key Employee’s death or Disability, and other than a termination based upon Cause.
2.Interpretations. In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term.
ARTICLEIII
ARTICLEIVEMPLOYMENT AND DUTIES
1.Term. The term of this Agreement will commence on the Effective Date of this Agreement and end on June 30, 2017 (the “Initial Term”). The Agreement may be extended for an additional two year period at the end of the Initial Term (the “Renewal Term”) upon mutual agreement of the parties entered into not less than 60 days prior to the expiration of the Initial Term. Notwithstanding any other provision of this Agreement, Key Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with ARTICLE III. The period from the Effective Date through the expiration of this Agreement, including the Renewal Term, or, if sooner, the termination of Employee’s employment pursuant to this

Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”
2.Position, Duties and Services. The Key Employee will have such duties and powers as will be determined from time to time by the Board consistent therewith. The Key Employee will perform diligently and to the best of his abilities such duties. The Key Employee’s employment will be subject to the supervision and direction of the Board.
3.Compensation.
(a)Base Salary. During the Employment Period, Key Employee will receive an initial Base Salary at the rate of Four Hundred Thousand Dollars ($400,000.00) per annum payable in periodic installments in accordance with the Company’s normal payroll practices and procedures, which base salary may be increased (but not decreased) by the Company from time to time.
(b)Bonuses and Perquisites. During the Employment Period, Key Employee will be entitled to bonuses and perquisites as determined by the Board in its good faith discretion.
(c)Car Allowance. During the Employment Period, Key Employee will be entitled to a monthly car allowance of One Thousand and Fifty Dollars ($1,050.00) which car allowance may be increased (but not decreased) by the Company from time to time..
(d)Incentive, Savings, Profit Sharing, and Retirement Plans. During the Employment Period, Key Employee will be entitled to participate in all incentive, savings, profit sharing and retirement plans, practices, policies and programs applicable generally, from time to time, to other similarly situated employees of the Company.
(e)Welfare Benefit Plans. During the Employment Period Key Employee and/or Key Employee’s family, as the case may be, will be eligible for participation in and will receive all benefits under the welfare benefit plans, practices, policies and programs applicable generally, from time to time, to other similarly situated employees of the Company.
(f)Expenses. During the Employment Period, Key Executive shall be entitled to receive reimbursement for all reasonable business expenses, including, but not limited to, those expenses expressly provided for in this Agreement, incurred by the Key Executive in accordance with the policies, practices and procedures of the Company. All such expenses are to be reimbursed to Key Executive in accordance with the Company’s policies and procedures for reimbursing expenses, but in no event shall any reimbursement payment be paid to Key Executive following the last day of the calendar year following the calendar year in which the expense was incurred. The amount of expenses for which Key Executive is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Key Executive is eligible to receive reimbursement during any other calendar year during the term of this Agreement. Any reimbursement payable in accordance with this Section 2.3(f) will not be subject to liquidation or exchange for another benefit.
4.Severance Benefit. Key Employee will be entitled to receive the severance benefits described in ARTICLE III upon his termination of employment during the term of this Agreement described in Section 2.1 provided he satisfies the requirements outlined in ARTICLE III.
ARTICLEV
ARTICLEVIEARLY TERMINATION
1.Death. Upon the death of Key Employee during the Employment Period, this Agreement will terminate and Key Employee’s estate will be entitled to payment of his Base Salary through the date of such termination plus any benefits accrued up to the date of his death payable pursuant to the terms of the benefit plans specified in Section 2.3 in which Key Employee is a participant.
2.Disability. In the event of Key Employee’s Disability during the Employment Period, the Company may terminate Key Employee’s employment in which case this Agreement will terminate and Key Employee will be entitled to payment of the following benefits: (a) his Base Salary through the date of such termination; (b) long‑term disability benefits pursuant to the terms of any long-term disability policy provided to similarly situated employees of the Company in which Key Employee has elected to participate; and (c)

payment of any benefits payable pursuant to the terms of the benefit plans specified in Section 2.3 in which Key Employee is a participant.
3.Termination for Cause or Voluntary Resignation by Key Employee Without Good Reason. If Key Employee’s employment is terminated during the term of this Agreement for Cause or if Key Employee voluntarily resigns from the employment of the Company without Good Reason, then Key Employee will be entitled to receive: (a) his Base Salary in effect at the time notice of termination is given through the date of termination, (b) payment of any benefits payable pursuant to the terms of the benefit plans specified in Section 2.3 in which Key Employee is a participant, and (c) reimbursement of any outstanding expense eligible for reimbursement (such amounts and benefits in clauses (a), (b) and (c), the “Accrued Obligations”).
4.Termination Without Cause or for Good Reason Not During the Protection Period. Subject to Section 3.6, if the Key Employee’s employment is terminated during the term of this Agreement by the Company Without Cause or if Key Employee terminates his employment with the Company during the term of this Agreement for Good Reason and, in either case, Section 3.5 is not applicable, Key Employee will be entitled to receive (a) the Accrued Obligations; (b) continued payment of Key Employee’s Base Salary for a period of twelve months, in accordance with the Company’s standard payroll practices; (c) monthly payment for a period of twelve months of $2,500 to cover transitional expenses; (d) monthly payment for a period of twelve months of an amount equal to Key Employee’s monthly car allowance; plus (e) a lump sum payment equal to the most recent bonus awarded to Key Employee pursuant to the NEO Bonus Plan or any predecessor or replacement plan. Subject to Section 3.10, the payments and benefits described in this Section 3.4 shall begin or shall be paid, as applicable to the form of payment described above for each payment or benefit, to Key Employee on the sixtieth day immediately following the Key Employee’s termination of employment.
5.Termination Without Cause or for Good Reason During the Protection Period. Subject to Section 3.6, , if the Key Employee’s employment is terminated during the term of this Agreement by the Company Without Cause or if Key Employee terminates his employment with the Company during the term of this Agreement for Good Reason, and in either case, during the Protection Period, Key Employee will be entitled to receive (a) the Accrued Obligations; (b) a lump sum payment equal to Thirty (30) months of Key Employee’s Base Salary; (c) a lump sum payment equal to Thirty (30) times $2,500 to cover transitional expenses; (d) a lump sum payment equal to Thirty (30) times Key Employee’s monthly car allowance; plus (e) a lump sum payment equal to two and a half (2.5) times the most recent bonus awarded to Key Employee pursuant to the NEO Bonus Plan or any predecessor or replacement plan; and (f) notwithstanding terms to the contrary in any award agreement (including awards granted and award agreements entered into after the Effective Date), the accelerated vesting, settlement and, as applicable, exercisability of all outstanding equity awards held by Key Employee immediately prior to such termination (with any performance goals associated with such equity awards being deemed to be achieved at the maximum performance level); provided, however, to the extent the Key Employee is, or is reasonably expected to be, a “covered employee” within the meaning of Section 162(m) of the Code, in the calendar year of the Key Employee’s termination of employment, the vesting of any outstanding equity awards intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code will instead be based on actual performance for the full performance period in which the Key Employee experienced a termination of employment (without pro-ration to reflect the number of days the Key Employee was employed during the performance period) and paid in a lump-sum within 2½ months following the end of the performance period in which the Key Employee experienced the termination. Subject to Section 3.10, the payments and benefits described in this Section 3.5 shall begin or shall be paid, as applicable to the form of payment described above for each payment or benefit, to Key Employee on the later to occur of (i) the sixtieth day immediately following the Key Employee’s termination of employment, or (ii) the date of the Change in Control.
6.Termination of Company’s Obligations. Upon termination of Key Employee’s employment for any reason, the Company’s obligations under this Agreement will terminate and Key Employee will be entitled to no compensation and benefits under this Agreement other than that provided in this ARTICLE III. Notwithstanding such termination, the parties’ obligations under this ARTICLE III, including Section 3.8, will remain in full force and effect.
7.Release. Notwithstanding the foregoing provisions of this Section 3.7, Key Employee will be entitled to the additional benefits specified in Section 3.4 (regarding termination Without Cause or for Good Reason not during a Protection Period) and Section 3.5 (regarding termination Without Cause or for Good Reason during a Protection Period) (i.e., those in addition to the payment of his Base Salary through the date of termination and any benefits payable pursuant to the terms of the benefit plans specified in Section 2.3 in which Key Employee is a participant), only upon his execution (and non‑revocation) of a waiver and release of all claims in a form acceptable to the Company. The waiver and release document must be executed and delivered to the appropriate Company representative on or before the fiftieth day period immediately following Key Employee’s termination of employment.
8.Non‑Competition, Confidentiality.
(a)Agreement not to Compete. In consideration of the Company’s promise to provide Key Employee with Confidential Information, as defined in Section 3.8(b), the other mutual promises contained in this Agreement, and Key Employee’s employment with the Company, and so as to enforce Key Employee’s promises regarding Confidential Information contained in Section 3.8(b) of this Agreement, Key Employee agrees that in the event his employment with the Company is terminated for any reason whatsoever, Key Employee will not, during the applicable Restricted Period (extended by any period of time during which Key Employee is in violation of this Section 3.8), directly or indirectly, carry on or conduct, in competition with the Company or its subsidiaries or affiliates, any business of the nature in which the Company or its subsidiaries or affiliates are then engaged in any geographical area in which the Company or its subsidiaries or affiliates engage in business at the time of such termination or in which any of them, prior to termination of Key Employee’s employment, evidenced in writing, at any time during the six month period prior to such termination, an intention to engage in such business. Key Employee agrees that he will not so conduct or engage in any such business either as an individual on his own account or as a partner or joint venturer or as an Key Employee, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a shareholder in a corporation of which he will then own 10% or more of any class of stock.
(b)Confidential Information. The Company makes a binding promise not conditioned upon continued employment to provide Key Employee with certain Confidential Information above and beyond any Confidential Information Key Employee may have previously received. Key Employee will not, directly or indirectly, at any time following termination of his employment with the Company, reveal, divulge or make known to any person or entity, or use for Key Employee’s personal benefit (including, without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its subsidiaries or affiliates), any information acquired during the Employment Period with regard to the financial, business or other affairs of the Company or any of its subsidiaries or affiliates (including, without limitation, any list or record of persons or entities with which the Company or any of its subsidiaries or affiliates has any dealings), other than (i) information already in the public domain; (ii) information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its subsidiaries and affiliates; or (iii) information that Key Employee is required to disclose under the following circumstances: (A) at the express direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Key Employee, to be disclosed by Key Employee in connection with any legal action or proceeding involving Key Employee and the Company or any subsidiary or affiliate of the Company in his capacity as an employee, officer, director, or stockholder of the Company or any subsidiary or affiliate of the Company. Key Employee will, at any time requested by the Company (either during or within two years after his employment with the Company), promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries and affiliates which he may then possess or have under his control.
(c)Reasonableness of Restrictions. Key Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration set forth in this Section 3.8 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the legitimate business interests of the Company, and that the enforcement of such provisions would not cause Key Employee any undue hardship nor unreasonably interfere with Key Employee’s ability to earn a livelihood. If any court determines that any portion of this Section 3.8 is invalid or unenforceable, the remainder of this Section 3.8 will not thereby be affected and will be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 3.8, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court will have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.
(d)Enforcement. Upon Key Employee’s employment with an entity that is not a subsidiary or affiliate of the Company (a “Successor Employer”) during the period that the provisions of this Section 3.8 remain in effect, Key Employee will provide such Successor Employer with a copy of this Agreement and will notify the Company of such employment within 30 days thereof. Key Employee agrees that in the event of a breach of the terms and conditions of this Section 3.8 by Key Employee, the Company will be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against Key Employee, to obtain damages for any such breach, or to enjoin Key Employee from any conduct in violation of this Section 3.8.
9.Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Key Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in this ARTICLE III, together with any other payments and benefits which Key Employee has the right to receive from the Company would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) will be reduced (but not below zero) so that the present value of such total amounts and benefits received by Key Employee will be $1.00) less than three times Key Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Key Employee will be subject to the excise tax imposed by Section 4999 of the Code. The determination as to whether such a reduction in the amount of the benefits provided hereunder is necessary will be made by the Board in good faith. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a “parachute payment” exists, exceeds $1.00 less than three times the Key Employee’s base amount, then Key Employee will immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 3.9 will require the Company to be responsible for, or have any liability or obligation with respect to, Key Employee’s excise tax liabilities under Section 4999 of the Code.
10.Payments Subject to Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Key Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (a) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Key Employee, (b) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Key Employee’s receipt of such payment or benefit is not delayed until the earlier of (x) the date of Key Employee’s death or (y) the date that is six months after the termination of employment (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Key Employee (or Key Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Key Employee on account of non-compliance with Section 409A.
ARTICLEVII
ARTICLEVIIIMISCELLANEOUS
1.Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Texas, without regard to the conflicts of law principles of such State.
2.Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Key Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
3.Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
4.Entire Agreement. Except as provided in the written benefit plans and programs referenced in Section 2.3(d) and Section 2.3(e), this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, this Agreement does not supersede or preempt any understanding, agreement or representation regarding stock, stock options, or other equity interests.
5.Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
6.Headings. The paragraph headings have been inserted for purposes of convenience and will not be used for interpretive purposes.
7.Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Key Employee’s employment by the Company or the terms and conditions of such employment will be made by the members of the Board other than Key Employee (if Key Employee is a member of the Board), and Key Employee will not have any right to vote or decide upon any such matter.

8.Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of January 1, 2015.
COMPANY:

ORION MARINE GROUP, INC.

By:    /s/ Mark R. Stauffer
Name: Mark R. Stauffer
Title: President & Chief Executive Officer

KEY EMPLOYEE:

/s/ James L. Rose
Name: James L. Rose